EXHIBIT A

OPTIONAL CONVERSION NOTICE

To: OxySure Systems, Inc. ("Obligor")

The undersigned, Afritex Medical Products (Pty) Ltd. ("Holder") of that certain Subordinated Convertible Note dated March 26, 2010 (“Note”) issued by Obligor in favor of Holder, hereby irrevocably exercises the option to convert $335,880 of the Principal Amount and accrued but unpaid interest outstanding under the Note into 335,880 Conversion Shares in accordance with the terms of the Note. Please issue certificates representing the Conversion Shares issuable and deliverable upon this conversion and deliver to the registered Holder of the Note unless a different name is provided by the Holder to Obligor in writing. Capitalized terms used in this Conversion Notice and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Note.

Signed:	/s/ P. Mphathi Nyewe

Title:	Mphathi Nyewe, Director

Date:	October 13, 2011